Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Concentrix Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)	3,700,000	25.09	$92,833,000	0.00008700	$8,076.47
Total Offering Amounts					$92,833,000		$8,076.47
Total Fee Offsets							—
Net Fee Due							$8,076.47

(1)     Represents the additional shares of Concentrix Corporation (the “Company”) common stock, par value $0.0001 per share (“Common Stock”), available for issuance under the Concentrix Corporation Amended and Restated 2020 Stock Incentive Plan, as amended (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated herein, an indeterminate amount of additional shares of Common Stock that may become issuable pursuant to the anti-dilution or other adjustment provisions of the Plan.

(2)     Estimated solely for calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of shares of Common Stock as reported on the Nasdaq Global Select Market on October 5, 2026.

Table 2: Fee Offset Claims and Sources    ☑ Not Applicable

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources